Exhibit 15.4

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue

Chaoyang District, Beijing, 100022, P.R. China

Telephone Numbers: (8610) 65693399

Facsimile Numbers: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

June 29, 2006

NetEase.com, Inc.

26/F, SP Tower D

Tsinghua Science Park Building 8

No. 1 Zhongguancun East Road

Haidian District, Beijing 100084, People’s Republic of China

Dear Sirs,

Re: Consent of People’s Republic of China Counsel

We consent to the reference to our firm under the heading “Enforcement of Civil Liabilities” in the annual report on Form 20-F for the year ended December 31, 2005 of NetEase.com, Inc. to be filed with the Securities and Exchange Commission in the month of June 2006.

Very truly yours,

Commerce & Finance Law Office

/s/ Commerce & Finance Law Office